Exhibit 99.1

For more information, please contact:

Michael J. McCloskey, General Counsel

(303) 222-8345

Real Goods Solar, Inc. Files Registration Statement with SEC for Unit Offering of Common Stock and Warrants

LOUISVILLE – June 8, 2016 – Real Goods Solar, Inc. (Nasdaq: RGSE) today filed a registration statement with the Securities and Exchange Commission for a proposed public offering of units comprised of one share of Real Goods Solar Class A common stock, par value $0.0001 per share, and one warrant to purchase a fractional share of Real Goods Solar common stock.

Net proceeds to Real Goods Solar, Inc. are expected to be used for general corporate purposes including, without limitation, to reduce the company’s current accounts payable balances, pay down its revolving loan facility, for working capital purposes to increase sales and operational capabilities and/or for any scheduled repayment of indebtedness. The company will retain broad discretion over the use of proceeds from the offering. Real Goods Solar, Inc. anticipates completing the public offering prior to the end of its third fiscal quarter, but there can be no assurance as to when or whether the offering will be completed or as to the ultimate size of the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of any securities, in any state or jurisdiction in which the offer, solicitation, or sale of securities would be unlawful. Any offers, solicitations of offers to buy, or sales of securities will only be made pursuant to the registration statement filed with the SEC, including a prospectus when available.

About Real Goods Solar, Inc.

Real Goods Solar, Inc. is a residential and small commercial solar energy engineering, procurement and construction firm. The company offers turnkey services, including design, procurement, permitting, build-out, grid connection, financing referrals and warranty and customer satisfaction activities employing solar energy systems using high-quality solar photovoltaic modules. We use proven technologies and techniques to help customers achieve meaningful savings by reducing their utility costs. In addition, we help customers lower their emissions output and reliance upon fossil fuel energy sources.

Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Real Goods Solar, Inc. intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to, statements regarding the proposed public offering, the anticipated use of proceeds of the offering, and the expectations regarding size and timing of completion of the offering. Real Goods Solar, Inc. cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in prices of the company's common stock; (b) changes in the market for the company's products and services; and (c) other risks as detailed in Real Goods Solar, Inc.’s Annual Report on Forms 10-K and 10-K/A for the fiscal year ended December 31, 2015, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, and subsequent filings with the Securities and Exchange Commission.

# # #